COMMERCIAL CAPITAL BANCORP, INC. COMPLETES ACQUISITION OF LAWYERS ASSET MANAGEMENT, INC.

IRVINE, CA – March 31, 2006 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that it completed the acquisition of Lawyers Asset Management, Inc. (“LAMI”) on March 30, 2006, after the close of business. LAMI is a qualified intermediary, or a 1031 exchange accommodator, that is headquartered in Oakland, California and has operated for approximately 24 years with long standing relationships and reputation. Based on a fixed purchase price and the average closing price of the Company’s stock for the ten day period ended March 30, 2006, the Company issued 549,638 shares of its common stock. The Company delivered 274,819 shares of stock to the LAMI shareholders, and placed into escrow the same number of shares, which will not be distributed in full until one year after the close of the transaction. LAMI will operate as a subsidiary of Commercial Capital Bancorp, Inc. under the Lawyers Asset Management brand name, with Lloyd W. Kendall, Jr. continuing to serve as its President and James G. Beck serving as LAMI’s Executive Vice President and Chief Operating Officer.

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.5 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation, North American Exchange Company and Lawyers Asset Management brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:

Commercial Capital Bancorp, Inc.

Jeff L. Leonard, Investor Relations

Telephone:	(949) 585-7500
Facsimile:	(949) 585-0174